EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2014
Second Quarter Results and Increases Dividend

CLEVELAND, OHIO (January 30, 2014) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2014 sales and earnings for the three months ended December 31, 2013.

Net sales for the quarter were $581.9 million, a decrease of 1.3% compared with $589.5 million in the same quarter a year ago. Net income for the quarter was $25.9 million, or $0.61 per share, compared with $27.0 million, or $0.64 per share, in the second quarter of fiscal 2013.

For the six months ended December 31, 2013, sales decreased 1.1% to $1.19 billion from $1.20 billion in the same period last year. Net income was $52.8 million, or $1.24 per share, compared with $56.6 million, or $1.33 per share, last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “With weaker industrial demand in some key market segments, coupled with negative impacts on reported sales from foreign currency translation, our second quarter sales lagged the prior year. We remain disciplined on our operating costs and focused on driving continuous improvements across our business.

“Considering the current industrial macroeconomic indicators, we are well positioned to serve our customers’ needs in this improving marketplace throughout calendar 2014. We are maintaining our full-year fiscal 2014 guidance for earnings per share between $2.65 and $2.95 per share, on expected sales of $2.43 billion to $2.49 billion.”

In addition, Mr. Schrimsher announced that the Company's Board of Directors declared a $0.02, or 8.7%, increase in the quarterly cash dividend to $0.25 per common share. The dividend is payable on February 28, 2014, to shareholders of record on February 14, 2014. “We are committed to generating increased shareholder value through our strategic investments, our business execution and by returning cash to the shareholders with attractive dividends and through share repurchases.”

During the quarter, the Company purchased 226,100 shares of its common stock in open market transactions for $10.8 million. Fiscal year to date, the Company has purchased 286,800 shares for a total of $13.8 million. At December 31, 2013, the Company had remaining authorization to purchase 854,700 additional shares.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on Thursday, January 30. The call will be conducted by Neil A. Schrimsher, President & CEO, and Mark O. Eisele, CFO. To join the call, dial 1-800-754-1366 or 1-212-231-2928 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21703610.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “expect,” “will,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net Sales	$ 581,949	$ 589,517	$1,187,254	$1,200,036
Cost of sales	418,566	426,598	854,076	872,584
Gross Profit	163,383	162,919	333,178	327,452
Selling, distribution and administrative,
including depreciation	123,546	122,350	253,802	242,565
Operating Income	39,837	40,569	79,376	84,887
Interest (income) expense, net	(152)	15	(91)	40
Other income, net	(270)	(427)	(1,361)	(886)
Income Before Income Taxes	40,259	40,981	80,828	85,733
Income Tax Expense	14,350	13,938	28,075	29,158
Net Income	$ 25,909	$ 27,043	$ 52,753	$ 56,575
Net Income Per Share - Basic	$ 0.62	$ 0.64	$ 1.25	$ 1.35
Net Income Per Share - Diluted	$ 0.61	$ 0.64	$ 1.24	$ 1.33
Average Shares Outstanding - Basic	42,076	42,052	42,116	42,009
Average Shares Outstanding - Diluted	42,462	42,494	42,547	42,486

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the periods ended December 31, 2013 and 2012.

(2) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other income, net" on the Condensed Statements of Consolidated Income effective July 1, 2013.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2013	2013

Assets
Cash and cash equivalents	$ 66,584	$ 73,164
Accounts receivable, net of allowances of $7,335 and $7,737	305,936	329,880
Inventories	323,257	281,417
Other current assets	54,702	52,819
Total current assets	750,479	737,280
Property, net	80,056	83,243
Goodwill	111,356	106,849
Intangibles, net	91,669	91,267
Other assets	40,599	40,067
Total Assets	$ 1,074,159	$ 1,058,706

Liabilities
Accounts payable	$ 140,869	$ 136,575
Short-term debt	15,000
Other accrued liabilities	94,985	109,325
Total current liabilities	250,854	245,900
Other liabilities	49,826	53,191
Total Liabilities	300,680	299,091
Shareholders' Equity	773,479	759,615
Total Liabilities and Shareholders' Equity	$ 1,074,159	$ 1,058,706

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2013	2012

Cash Flows from Operating Activities
Net income	$ 52,753	$ 56,575
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	6,792	6,036
Amortization of intangibles	6,330	6,207
Amortization of stock options and appreciation rights	931	1,197
Gain on sale of property	(10)	(193)
Other share-based compensation expense	2,286	1,982
Changes in operating assets and liabilities, net of acquisitions	(36,996)	(42,766)
Other, net	577	(152)
Net Cash provided by Operating Activities	32,663	28,886
Cash Flows from Investing Activities
Property purchases	(4,126)	(6,843)
Proceeds from property sales	324	429
Net cash paid for acquisition of businesses, net of cash acquired	(17,000)	(66,055)
Net Cash used in Investing Activities	(20,802)	(72,469)
Cash Flows from Financing Activities
Borrowings under revolving credit facility	15,000	33,000
Purchase of treasury shares	(13,838)
Dividends paid	(19,471)	(17,737)
Excess tax benefits from share-based compensation	2,057	1,461
Acquisition holdback payments	(1,032)	(1,845)
Exercise of stock options and appreciation rights	97	497
Net Cash (used in) provided by Financing Activities	(17,187)	15,376
Effect of Exchange Rate Changes on Cash	(1,254)	1,610
Decrease in Cash and Cash Equivalents	(6,580)	(26,597)
Cash and Cash Equivalents at Beginning of Period	73,164	78,442
Cash and Cash Equivalents at End of Period	$ 66,584	$ 51,845